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                                  EXHIBIT 99.1

     Press Release dated July 9, 1996 in relation to EPL Technologies, Inc.
      trading in the Nasdaq SmallCap Market under the trading symbol EPTG.
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CONTACT:

Paul L. Devine                               John P. Kehoe/Van Negris
Chairman                                     Kehoe, White, Savage & Co., Inc.
(610) 834-9600                               (212) 888-1616



FOR IMMEDIATE RELEASE

        EPL TECHNOLOGIES, INC. SHARES NOW TRADE IN NASDAQ SMALLCAP MARKET

West Conshohocken, PA -- July 9, 1996 -- EPL Technologies, Inc., began trading on July 9, 1996 in the Nasdaq Small Cap Market, Paul L. Devine, Chairman, President and Chief Executive Officer announced. The Company's stock was previously traded on the National Association of Securities Dealers Bulletin Board under the symbol EPTG. EPL's trading symbol on Nasdaq continues as EPTG.

Paul L. Devine stated: "We believe that our entry into the Nasdaq SmallCap Market provides brokers and others with immediate access to the best bid and ask prices and other information about the Company's shares throughout the trading day. We feel that the listing affords our shareholders greater stability and marketability of their investment in the company and invites broader participation by the institutional segment of the investment community. The upgraded listing also represents a tangible and very public acknowledgment of the accomplishments of the dedicated staff of the men and women at EPL who are the true engine of our growth. We are pleased to have our common stock listed on the Nasdaq stock market."

EPL Technologies, Inc., through subsidiaries that utilize proprietary packaging and processing aids and related technologies, is in the business of maintaining the integrity of fresh cut produce. The Company believes its technologies are safe, (FDA GRAS listed) environmentally "friendly" and add tangible value to the business of its customers.

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